Exhibit 99.2

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

On October 27, 2011, the Executive Compensation Committee of J.B. Hunt Transport Services, Inc. (the “Company”) recommended and independent members of the Board of Directors approved the following base salaries for Kirk Thompson and John N. Roberts, III.  On October 26, 2011, the Executive Compensation Committee of the Company approved the following base salaries for David G. Mee, Craig Harper and Terry Matthews.  All base salaries were effective immediately with the exception of Terry Matthews, whose base salary is effective January 1, 2012.  The Executive Compensation Committee of the Company approved the following other compensation amounts (effective January 1, 2012), excluding awards which may be made under our Management Incentive Plan, as indicated:

			All Other
	Base	Bonus	Compensation
Named Executive Officer	Salary	($)	($)

Kirk Thompson
Chairman of the Board	$550,000	(1)	(2), (3)

John N. Roberts, III
President and CEO	$595,000	(1)	(2), (3)

David G. Mee
EVP, Finance/Administration and CFO	$365,000	(1)	(2), (3)

Craig Harper
EVP, Operations and COO	$370,000	(1)	(2), (3)

Paul Bergant (4)
EVP, Marketing, CMO and President of Intermodal	$375,000	-	-

Terry Matthews (4)
EVP, Sales and Marketing	$372,500	(1)	(2), (3)

(1)
The Company has a performance-based bonus program that is related to the Company’s earnings per share (EPS) for calendar year 2012.  According to the 2012 EPS bonus plan, each of the Company’s named executive officers may earn a bonus ranging from zero to 180% of his annual base salary.  Based on the Company’s current expectations for 2012 EPS, each named executive officer can be projected to earn a bonus equal to between zero and 45% of his base salary.

(2)	The Company will reimburse each named executive officer up to $10,000 for actual expenses incurred for legal, tax and estate plan preparation services.

(3)
The Company has a 401(k) retirement plan that includes matching contributions on behalf of each of the named executive officers.  The plan is expected to pay each named executive officer approximately $6,000 during 2012.

(4)
Effective January 1, 2012, Terry Matthews, current Executive Vice President of Sales and Marketing, will succeed Paul Bergant as President of Intermodal, subsequent to Bergant’s scheduled retirement on December 31, 2011.  Mr. Bergant’s current salary of $375,000 will remain effective until his retirement.